Exhibit 99.1

Contacts:
Sujan Jain
Chief Financial Officer
Transmeta Corporation
(408) 919-3000

Investors:
Kristine Mozes
Mozes Communications LLC
(781) 652-8875

TRANSMETA RECEIVES LETTER FROM NASDAQ CONFIRMING
COMPLIANCE WITH MINIMUM BID PRICE RULE
SANTA CLARA, CA. — Sept. 6, 2007 — Transmeta Corporation (NASDAQ: TMTAD) today announced that on September 5, 2007, it received a letter from the Nasdaq Stock Market stating that, because the closing bid price of Transmeta’s common stock had been greater than the minimum bid price of $1.00 per share for at least 10 consecutive business days, the Staff of the Nasdaq Listing Qualifications Panel has determined that Transmeta has regained compliance with Nasdaq Marketplace Rule 4450(a)(5).
About Transmeta Corporation
Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, we first became known for designing, developing and selling our highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We are presently focused on developing and licensing our advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices, and in licensing our computing and microprocessor technologies to other companies. To learn more about Transmeta, visit www.transmeta.com.